CONSULTING AND REPRESENTATION AGREEMENT

THIS CONSULTING AGREEMENT ("Agreement") is entered into and is effective as of May 20, 2024 (the "Effective Date"), by and between Himalaya Technologies Inc. a Wyoming corporation with principal offices located at 625 Stanwix St. #2504, Pittsburgh, PA 15222 (the "Company" or "Client") and The Inov8 Agency Inc., a Colorado corporation located at 8800 West 116th Circle #7565 Broomfield, CO 80021 (the "Consultant"). As used herein, the term "Parties" shall be used to refer to the Company and Consultant jointly.

RECITALS

1. Consultant operates a business wherein individuals are educated to learn more about the companies they may work with through the Consultant.
2. Consultant provides resources for business development and technology development.
3. The Company acknowledges that it seeks to broaden its development and technology assets through the Consultant's efforts to gain as much growth and technology development as possible for the Company.
4. The Parties have completed their discussions and negotiations and the Parties acknowledge and agree that this Agreement memorializes their oral and written understandings relating to the services Consultant is to provide the Company.

TERMS

NOW THEREFORE, for and in consideration of the mutual premises and covenants contained herein, and other good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the Parties agree as follows:

1. **Services to be performed by Consultant**
    1. Consultant shall provide executive management and technology development professionals for the daily operations and business development of the Company's Everest Networks, Inc. social media subsidiary @ https://www.kanab.club/, its FOMO healthy energy product @ https://www.fomoenergy.com/, and The EVEREST Token crypto currency @ https://www.theeveresttoken.com/.

    2. Consultant shall diligently market and showcase Company to brokers and other investors, advisors, counselors, trustees, agents, and other individuals and entities whom Consultant is legally permitted to contact (including the proper disclosure and disclaimers) and shall introduce Company and its principals to the Consultant's current and future network of professional investors and/or market makers.

    3. Consultant through its appointed executive team including Ryan Nguyen as Director and CEO shall maintain the public operations of the client in an audited and fully reporting status with the SEC, and will continue operations, technology development, and business development. Vikram Grover shall resign as CEO, CFO, Secretary, Treasurer and Director and assist Ryan Nguyen in preparing the Company's April 30, 2024 Form 10-Q to be filed with the SEC, and he shall have the right to appoint one member to the Company's Board of Directors for the next term.

    4. Client shall be responsible for appointing Consultants recommended managers and executive to position required for the fulfillment of operations. Vikram Grover will be retained for consulting for a period of six (6) months to be compensated $5,000 cash per month beginning on the date of execution of this Agreement.

    5. Consultant shall build and populate social media platforms and send out product description emails to its professionally served email database (the "Database").

2. **Terms and Fees**

1. **Initial Term.** The initial term of the Agreement (the "Initial Term") shall commence on the Effective Date and shall continue for THREE (3) calendar years thereafter.

2. **Extended Term.** The Initial Term shall be automatically extended for an additional One (1) calendar year (the "Extended Term"). Upon the expiration of the Extended Term (and any Renewal Term) (as hereinafter defined) thereafter, the Agreement shall automatically renew for an additional one (1) calendar year, (the "Renewal Term") provided that the Parties, prior to the expiration of the Extended Term or any Renewal Term, as applicable, shall have executed and delivered a written instrument specifying their intention for this Agreement to be renewed and any mutually agreed upon any one or more modifications of this Agreement. Absent such action by the Parties, this Agreement shall expire and become null and void immediately upon the expiration of the Extended Term or any then current Renewal Term.

3. **Compensation for Initial Term.** As compensation for the consulting services by Consultant provided to the Company during the Initial Term, Consultant shall receive an aggregate of 2,098,776 newly issued shares of the Company's Series B Preferred Stock convertible into 2,098,776,000 common shares and voting on an as converted basis and 1,000,000 of Vikram Grover's Series C Preferred stock convertible into 1,000,000 common shares and representing 100 billion shareholder votes (the "Shares"), plus $30,000 cash per month for the services rendered during the Initial Term. That is the Shares shall be deemed to be fully earned and paid for upon the expiration of the Initial Term.

4. **Services During Extended Term.** After the Initial Term, Consultant shall continue to provide the Company with social media consulting during the Extended Term.

5. **Ownership of Database.** The Parties acknowledge and agree that the Database is and at all times shall remain, the sole property of Consultant and that the Company has not and will not acquire any interest in and to the Database or any portion thereof

3. **Notice.** All notices must be in writing and sent to the appropriate address listed above or to such other address as either party may request in accordance with this Section 3 by certified mail, return receipt requested, or by reputable overnight courier service. Notice shall be deemed given as of the date of deposit with United States Postal Service (in the case of certified mail) or by any reputable overnight courier.

4. **Miscellaneous.**

1. **Further Assurance.** Each of the Parties shall hereafter execute all documents and do all acts reasonably necessary to effect the provisions of this Agreement.

2. **Successors.** The provisions of this Agreement shall be deemed to obligate, extend and inure to the benefit of the successors, assigns, transferees, grantees, and indemnities of each of the Parties of this Agreement.

3. **Governing Law.** This Agreement and the interpretation and enforcement of the terms of this Agreement shall be governed under and subject to the laws of the State of Colorado. Venue for any actions taken hereunder shall be the State of Colorado.

4. **Entire Agreement.** This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties, and representations between the Parties with respect to the subject matter hereof. This Agreement is, and is intended by the Parties to be, an integration of any and all

prior agreements and understandings, oral, written, express or implied with respect to the subject matter hereof.

5. **Attorneys Fees.** In the event of a dispute between the Parties concerning the enforcement or interpretation of this Agreement, the prevailing party in such dispute, whether by legal proceedings or otherwise, shall be reimbursed immediately for the reasonably incurred attorneys' fees and other costs and expenses by the other Parties to the dispute.

6. **Non-Exclusive.** Consultant shall devote such of his time and effort, as Consultant deems necessary or desirable to the discharge of his duties hereunder. The Company acknowledges that Consultant is engaged in other business activities and that he/she/it will continue such activities during the term of this Agreement. Consultant shall not be restricted from engaging in other business activities during the term of this Agreement.

7. **Captions.** The captions by which the section and subsections of the Agreement are identified are for the convenience only, and shall have no affect whatsoever upon its interpretation.

8. **Severability.** If any provision of this Agreement shall be deemed by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision in any other circumstance shall not be affected thereby and each provision shall otherwise be valid and shall be enforced to the fullest extent permitted by the applicable law.

9. **Execution.** This Agreement may be executed via facsimile and in counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

10. **Expenses Associated With This Agreement.** Except as permitted under Section 4.05 above, each of the Parties hereto agrees to pay its own costs, attorney's fees and related expenses associated with this Agreement.

11. **Arbitration.** Any dispute or claim arising to or it any way related to the Agreement shall be settled by arbitration in the State of Michigan. All arbitration shall be conducted in accordance with the commercial rules and regulations of the American Arbitration Association ("AAA"). AAA shall designate a panel of three arbitrators from an approved list of arbitrators following both Parties' review and deletion of those arbitrators on the approved list of having a conflict of interest with either party. Each party shall pay its own expenses associated with such arbitration (except as set forth in Section 4.05 above). A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter has arisen and in no event shall such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations. The decision of the arbitrators shall be rendered within Sixty (60) days of submission of any claim or dispute, shall be in writing and mailed to all the parties included in the arbitration. The decision of the arbitrator shall be binding upon the Parties and judgment in accordance with that decision may be entered in any court having jurisdiction thereof.

12. **Indemnification.** The Company shall also indemnify and hold harmless the Consultant as to and against all losses, claims, damages, liabilities and expenses caused by any untrue or alleged fact required to be stated in the Materials or necessary to make the statements therein or in the Company's public filings; provided, however, that the Company will not be liable in any such case to the extent that such item arises out of or is based upon an untrue statement or alleged untrue statement, prospectus or preliminary prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not

misleading in reliance upon, and in conformity with, information furnished to the Company by Consultant.

13. **Benefit, Burden, and Assignment.** The provisions herein shall inure to the benefit of, and be binding upon, the parties hereto and their permitted assigns and successors. This Agreement may not be assigned without the prior written consent of the Parties hereto.

14. **Authority to Bind.** A responsible officer of each party has read and understands the contents of this Agreement and is empowered and duly authorized on behalf of that party to execute it. In any event neither party CANNOT bind or make commitments on behalf of the other party.

15. **Amendments and Modification.** No amendment or modification to this Agreement shall be valid unless in writing and signed by the Parties hereto.

16. **Written Provisions.** Hand-written provisions hereto initialed by the parties hereto shall control to the extent of any conflict with the typed provisions herein.

17. **Independent Legal Counsel.** The Parties agree and acknowledge that they have been represented by independent legal counsel, or have had the opportunity to obtain independent legal counsel, have been advised that it is in their best interests to do so, and by execution of this Agreement have waived the right.

18. **Cooperation.** Each party hereby agrees to provide such reasonable cooperation and execute such reasonable documents as shall be reasonably required or requested by the other party hereto to perform this Agreement.

Himalaya Technologies Inc

DS: Vikram Grover

By: Vikram Grover, CEO

The Inov8 Agency Inc.

DS: K. Simon

By: Authorized Signer